UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 7, 2016

AVISTA CORPORATION
(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470
(State of other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	509-489-0500
Web site: http://www.avistacorp.com

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events.
On January 7, 2016, Avista Corporation (Avista Corp. or the Company) announced that it received an order that concludes its electric and natural gas general rate cases that were originally filed with the Washington Utilities and Transportation Commission (UTC) in February 2015. New electric and natural gas rates will be effective on January 11, 2016.
The UTC approved rates designed to provide a 1.6 percent, or $8.1 million decrease in electric base revenue, and a 7.4 percent, or $10.8 million increase in natural gas base revenue. The UTC also approved a rate of return on rate base of 7.29 percent, with a common equity ratio of 48.5 percent and a 9.5 percent return on equity.
Throughout the rate case process, certain circumstances and costs changed, causing Avista Corp. to revise its overall proposed rate requests downward, especially for its electric operations. Avista Corp.’s need for electric rate relief was reduced primarily due to a decrease in power supply costs of approximately $24 million, largely driven by the continuing decline in the price of natural gas used to run the Company’s natural gas-fired generation, as well as other cost updates and revisions.
The natural gas revenue increase approved by the UTC is related to Avista Corp.’s ownership and operating costs to run the natural gas business. Changes in the commodity costs of natural gas for natural gas customers are reflected in Avista Corp.’s annual Purchased Gas Cost Adjustment, which is generally effective November 1st each year. On November 1, 2015 natural gas customers’ bills were reduced approximately 15 percent related to the decline in the market price of natural gas.
In addition, in the order the UTC also approved the full recovery of the Company's capital project to replace its customer information and work management systems (Project Compass). Project Compass was completed and went into service during the first quarter of 2015.
Avista Corp. anticipates issuing 2016 earnings guidance during the fourth quarter 2015 earnings call in February 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date:	January 8, 2016	/s/ Mark T. Thies
Mark T. Thies
Senior Vice President,
Chief Financial Officer, and Treasurer